Exhibit 5(viii) under Form N-1A
                                         Exhibit 10 under Item 601/Reg. S-K

                                 EXHIBIT H
                                  to the
                       Investment Advisory Contract

                        FEDERATED INSURANCE SERIES
                      Federated Equity Income Fund II


     For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.75 of 1% of the average daily net assets of the Fund.

     The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.75 of 1% applied to the daily net assets of the Fund.

     The advisory fee so accrued shall be paid to Adviser daily.

     Witness the due execution hereof this 1st day of December, 1996.



Attest:                            Federated Advisers



/s/ Christina Ita McGonigle           By:/s/ Stephen A. Keen
      Assistant Secretary                   Vice President


Attest:                            Federated Insurance Series




/s/ John W. McGonigle              By:/s/ Edward C. Gonzales
       Secretary                             Executive Vice President